EXHIBIT 99.(a)

At eGames:                     AT FINANCIAL RELATIONS BOARD:
----------                     -----------------------------
Jerry Klein                    Glenn Sapadin (212) 661-8030 (General Inquiries)
President and CEO              Elisa Mailman (212) 661-8030 (Investor Inquiries)
(215) 750-6606 ext. 118        Deanne Eagle (212) 661-8030 (Media Inquiries)
jklein@egames.com


For Immediate Release

                     eGames Adopts Shareholders Rights Plan

LANGHORNE, Pa., June 3 /PRNewswire/ -- eGames, Inc. (Nasdaq: EGAM) announced today that its board of directors has adopted a shareholder rights plan designed to ensure that all of the Company's shareholders receive fair and equal treatment in the event of any proposal to acquire the Company.

eGames' President and Chief Executive Officer, Gerald W. Klein, said, "The rights plan is intended to prevent an acquirer from gaining control of the Company, whether in the form of an accumulation of shares in the open market or through private transactions, without offering a fair price to all of the Company's shareholders."

Klein said that the rights plan was not adopted in response to any takeover attempt. "We are not presently aware of any effort to acquire control of eGames. However, since we believe that the Company's stock is currently undervalued in the market, the Board believes that it is in the Company's best interests to adopt a rights plan to forestall any attempt to acquire the Company for less than a fair value."

Under the plan, shareholders are granted "Rights" that can only be exercised if there are certain unsolicited attempts to acquire control of the Company. No certificates representing the Rights will be issued at this time.

Generally, the Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock or commences a tender or exchange offer which, upon completing such offer, would result in the person or group beneficially owning 15% or more of the outstanding common stock of the Company. Each Right entitles the holder--other than the acquiring party--to pay $35 and receive either a fractional share of a new series of Series A Preferred Stock or, under certain circumstances, an amount of eGames' common stock having a market value of $70. If there is a subsequent merger in which eGames is not the survivor, each Right would entitle the holder to pay $35 and receive $70 worth of shares of the surviving entity.

eGames shareholders of record as of June 21, 1999 and thereafter will be granted one "Right" for each share of eGames common stock. The Rights will expire on June 1, 2009, unless earlier exchanged or redeemed. The plan provides eGames the option of exchanging all or part of the Rights for eGames common stock on a one-for-one basis at any time after an acquirer has accumulated between 15 and 50 percent of eGames voting stock. eGames also has the option of allowing the acquisition to proceed by redeeming the Rights at a price of $0.01 per Right during a specified period of time after a party has become the beneficial owner of 15% percent or more of eGames' voting stock.

"This plan makes it difficult for an acquirer who does not have the best interests of eGames' shareholders in mind to obtain controlling interest in the Company," Klein noted.

eGames, Inc., headquartered in Langhorne, Pa., develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. eGames promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names ("Galaxy Software") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers.